EX-99.3
                            PRESS RELEASE

              World Am Completes Acquisition of Senz-It

WESTMINSTER, Colo.-September 7, 2005 --World Am, Inc. (OTC BB: WDAM), whose Isotec subsidiary manufactures state-of-the-art security systems, today said that it has completed the acquisition of Senz-It, Inc., originally announced in mid-June. Senz-It is now a wholly owned subsidiary of World Am.

World Am CEO James H. Alexander said Senz-It will now exercise the option it holds to enter into an exclusive, royalty-bearing license with the State University of New York at Buffalo. The six-month option covers patents that will enable Senz-It to develop technology with an entirely new approach to sensing, process monitoring, homeland security and environmental scanning applications. Moreover, the option stipulates that SUNY Buffalo will not enter into an option or license on these patents with any other party during the option period.

SUNY Buffalo already has two patents related to sensor technology, and has a total of 12 pending, provisional and/or follow on patents that cover these innovations, Alexander noted.

Senz-It envisions products that will enable a highly innovative approach to sensing, process monitoring, homeland security and environmental scanning applications. Management believes that this technology is less expensive, less intrusive, more compact and more economical compared with other current approaches. It also exceeds the capacities of single-purpose sensors, and is intended to "learn" and become more accurate in operating environments.

To help with the planned commercialization of Senz-It products, Senz-It has entered into a working arrangement with Newport Beach, Calif.- based Select University Technologies, Inc. (SUTI), which has ongoing relationships with approximately 25 major university research centers. It was SUTI that first identified the potential of the SUNY Buffalo patents.

SUTI employs a leading edge, multi-project business development process devoted to the launch of new technology companies based on university research. It is an end-to-end corporate development system for moving a patented laboratory discovery to a commercial product.

It is expected that applications of the technology covered by the license agreement will extend beyond the surveillance and detection needs of homeland and personal security, and will also include air quality, health science and medical, as well as possible uses in food quality monitoring and other vertical markets.

"We anticipate significant opportunities for the company to grow," said Mr. Alexander, "and to be at the forefront of these important new scientific and technical applications."

Additional information on the company is available at www.world-am.com or www.isotecinc.com .

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward looking statements are further qualified by other factors including, but not limited to those, set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contact: World Am, Inc. Investor Relations, 951-279-8884